EX 99.28(d)(21)(iii)

Amendment
to the Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC and
Ziegler Capital Management, LLC

This Amendment is made by and among Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Ziegler Capital Management, LLC, a Wisconsin Limited Liability Corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 29th day of May, 2015 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to an investment portfolio of the Jackson Variable Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, the parties have agreed to amend the following section of the Agreement:

Section 2. “SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST”

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

Delete the existing sub-paragraph G. in Section 2. “SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST” in its entirety and replace it with the following:

G.
The Sub-Adviser at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses, and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser shall, at its expense, bear any fees or costs associated with regulatory investigations or litigation arising from or pertaining to (i) the services provided by the Sub-Adviser under the Agreement (but excluding litigation for services provided and/or fees charged by the Adviser); and (ii) the Sub-Adviser’s general business operations that require the involvement or participation of the Adviser, the Fund, and/or any Trustee of the Fund.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 19 day of December, 2016, effective December 14, 2016.

Jackson National Asset Management, LLC		Ziegler Capital Management, LLC
By:	/s/ Mark D. Nerud	By:	/s/ Cindi T. Perèz
Name:	Mark D. Nerud	Name:	Cindi T. Perèz
Title:	President and CEO	Title	Chief Operating Officer